EXHIBIT 99.1




[GRAPHIC OMITTED]                             CRITICARE SYSTEMS, INC.
                                              20925 Crossroads Circle Suite 100
                                              Waukesha, WI 53186-4054

                                              Mailing Address:
                                              P.O. Box 26556
                                              Milwaukee, WI 53226

                                              Tel: 262.798.8282
                                              Fax: 262.798.8290

                                              www.csiusa.com


News Release
________________________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:      Emil Soika, President and CEO--Criticare         (262) 798-8282
              Joel Knudson, Vice President-Finance--Criticare  (262) 798-5335
              Scott Shuda, Managing Director--BlueLine         (925) 988-0285


Criticare and Blueline Reach Agreement on Board Composition

MILWAUKEE--(BUSINESS WIRE)--April 2, 2007--CRITICARE SYSTEMS, INC. (AMEX:CMD-News). Criticare Systems, Inc. today announced that it has entered into an agreement with BlueLine Partners, L.L.C. and its affiliates, who as a group hold approximately 11.2% of Criticare's total outstanding common stock, ending BlueLine's efforts to reform Criticare's Board of Directors via a solicitation of stockholder consents.

Pursuant to the agreement, the size of the Criticare Board has been increased from six to seven members. Criticare has a classified Board of Directors whose members serve staggered three-year terms. William Moore, a principal of BlueLine, has been appointed to the class of directors whose terms expire at the 2009 annual meeting of Criticare stockholders, and Robert Munzenrider, who is not affiliated with BlueLine, has been appointed to the class of directors whose terms expire at the 2008 annual meeting. In connection with such appointments, Stephen Tannenbaum agreed to resign from the Criticare Board, in order to help facilitate the agreement for the benefit of the Criticare stockholders, and has been replaced by Mr. Munzenrider as the Chairman of Criticare's Audit Committee. In conjunction with the new appointments, BlueLine has entered into a "standstill" with Criticare that, among other things, precludes BlueLine from initiating new consent solicitations from the date of the agreement until the 30th day prior to Criticare's 2009 annual meeting of stockholders.

Mr. Moore (58) has been a director of BlueLine since February 2004. From March 2003 until February 2004, Mr. Moore was a general partner of Alpine Partners, a venture capital firm. Mr. Moore served as Chief Executive Officer of Metasensors, Inc., a medical device company, from August 1997 to March 2003. Mr. Moore is a co-founder and director of Natus Medical Inc., a NASDAQ-quoted medical device company.

Mr. Munzenrider (61), who currently serves on the board of directors (and the audit and governance/nominating committees) of NYSE-listed Viad Corp. and on the board of directors (and the audit and compensation committees) of NASDAQ-listed ATS Medical, Inc., previously acted as senior officer of several corporations, including as Vice President and Chief Financial Officer of St. Jude Medical, Inc., an international medical device manufacturing and marketing company, Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises, and Executive Vice President and Chief Financial Officer of Eliance Corp.

"We are confident that we have reached an agreement that will allow us to move past the events of the last six months. We look forward to a constructive relationship with Messrs. Moore and Munzenrider as we work toward the common goal of advancing Criticare. The Company is very grateful and appreciative to Steve Tannenbaum, who has graciously agreed to resign his position as a Company director and Chairman of the Audit Committee in order to help facilitate this agreement for the benefit of the stockholders, for his years of dedicated and faithful service to the Board and to the Company," said Emil Soika, the Company's President and Chief Executive Officer.

"BlueLine is pleased to have arrived at an arrangement where we can work with the management and Board of Criticare to advance the best interests of the Company's stockholders," Mr. Moore stated. "With everyone pulling in the same direction, we believe Criticare has the potential to create significant value."

Criticare Systems, Inc. (www.csiusa.com) designs, manufactures, and markets cost-effective patient monitoring systems and noninvasive sensors for a wide range of hospitals and alternate health care environments throughout the world.


This press release contains forward-looking statements. Such statements refer to the Company's beliefs and expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described. Such uncertainties include, but are not limited to, the timely completion of new products, regulatory approvals for new products, the risk of new and better technologies, risks relating to international markets, as well as general conditions and competition in the Company's markets. Other risks are set forth in Criticare's reports and documents filed from time to time with the Securities and Exchange Commission.